Exhibit 10.12

The Midera Food Processing, Inc.

Value Creation Incentive Plan

1. General.

The Midera Food Processing, Inc. (the “Company”) Value Creation Incentive Plan (hereinafter, the “Plan” or “VCIP”) was adopted and approved on May 20, 2026.

2. Purpose.

The VCIP is intended to provide an incentive for superior performance and to motivate participating employees toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers.

3. Definitions. When used in the Plan, the following terms shall have the following meanings.

Board: The Board of Directors of the Company.

Bonus: The amount payable to any Participant with respect to a Performance Period under the VCIP.

Code: The Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

Committee: The Committee described in Section 4.

Company: Midera Food Processing, Inc.

Eligible Employee: A person who is eligible to participate in the VCIP in accordance with Section 5.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the regulations and interpretations promulgated thereunder.

Participant: An Eligible Employee who is designated as a Participant in a Performance Period pursuant to Section 5.

Performance Goal: A Performance Goal as defined in Section 6.

Performance Period: The Performance Period with respect to which Bonuses shall be calculated and paid under the VCIP shall be one fiscal year of the Company or such longer or shorter period as the Committee may designate.

VCIP: The Midera Food Processing, Inc. Value Creation Incentive Plan, as amended from time to time.

4. Administration.

The VCIP shall be administered by the Compensation Committee of the Board or a subcommittee of such committee (the “Committee”). The Committee shall have full power and authority to administer and interpret the provisions of the VCIP and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the VCIP and for the conduct of its business as the Committee deems necessary or advisable. Except with respect to matters which under the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the VCIP, subject to the VCIP’s terms, including adopting and enforcing rules to decide procedural and administrative issues. The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the VCIP.

5. Eligibility and Participation.

Employees of the Company or any affiliate or subsidiary of the Company shall be Eligible Employees if selected by the Committee as such. For each Performance Period, the Committee may designate as Participants one or more Eligible Employees.

6. Performance Criteria and Goals.

All Bonuses shall be based upon one or more of the following criteria or such other criteria as determined by the Committee, which may be Company-wide or specific to a subsidiary, affiliate, division, strategic business unit, department, function, product, and/or geographic area: (1) return on total stockholder equity (including growth measures); (2) earnings per share or earnings per share growth of Company common stock; (3) net earnings or net income (before or after taxes); (4) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (5) sales or revenues (including net sales or revenue growth); (6) return or growth on assets, capital or investment; (7) market share; (8) expense reduction goals; (9) implementation or completion of critical projects or processes; (10) cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (11) gross, operating or net profit or margins (including net operating profit or net operating profit after tax); (12) achievement of strategic goals; (13) growth and/or performance of the Company’s sales force or product line; (14) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (15) operating measures (including, but not limited to, productivity, efficiency, quality); (16) stock price; and (17) any combination of, or a specified increase in, any of the foregoing. A Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). As determined in the sole discretion of the Committee, the Performance Goals for any Performance Period may be measured on an absolute basis or in relation to a pre-established target, prior year’s results or a peer group or an index.

For each Performance Period and for each Participant, the Committee shall designate one or more objective performance goals based upon one or more of the criteria listed above or other criteria determined by the Committee (“Performance Goals”), the achievement of which shall determine the Participant’s eligibility for a Bonus.

Performance Goals may include a threshold level of performance at which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made.

The Committee shall have the authority to make appropriate adjustments to the relevant Performance Goals to reflect the impact of extraordinary items not reflected in such goals. For purposes of the VCIP, extraordinary items shall include (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any intangibles/goodwill amortization charges attributable to acquisitions or dispositions of stock or assets, (3) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company or its subsidiaries after the goal is established, (4) all items of gain, loss or expense for the year related to restructuring charges for the Company or its subsidiaries, (5) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business (including, but not limited to, any costs allocated to the Company by any entity that acquires the Company), (6) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), (7) the impact of capital expenditures, (8) the impact of share repurchases and other changes in the number of outstanding shares, (9) fees and expenses associated with a business transaction such as investment banking fees and/or legal, accounting or tax planning fees, and (10) such other items as may be prescribed by the Code and the treasury regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

7. Amount of Bonus. For each Performance Period, the Committee shall designate an objective formula or standard relating to the selected Performance Goals for determining the dollar amount of each Participant’s Bonus.

Notwithstanding failure to satisfy the applicable Performance Goal(s), the Committee shall have the discretion to increase or reduce the amount of any Participant’s Bonus above or below the standard or formula amount to reflect individual performance and/or unanticipated factors.

8. Payment of Bonuses.

After the close of each Performance Period, the Committee shall certify in writing the achievement of the applicable Performance Goal(s) and the amount of any Bonuses payable under the applicable formula(s) or standard(s). All or part of the Bonuses payable to Participants may be paid prior to the end of a Performance Period on an estimated basis, subject to adjustment in the discretion of the Committee.

As a condition to receiving a payment, each Participant must have been employed by the Company for a minimum of six (6) months during the Company’s fiscal year and must have been employed on the last day of the applicable Performance Period; provided, however, that the Committee may elect to pay a pro rata Bonus (after the year-end audit) to any Participant whose employment with the Company was involuntarily terminated (as determined by the Committee) prior to the end of the applicable Performance Period if such Participant was otherwise eligible to receive a Bonus hereunder. Notwithstanding anything to the contrary herein, the Committee may also elect to pay pro rata Bonuses prior to end of the Performance Period based upon the achievement of pro rata Performance Goals. Payment of Bonuses under the VCIP may be subject to such additional requirements as the Committee may determine.

Notwithstanding the foregoing, payments pursuant to the VCIP, if any, shall be made in cash no later than the date which is two and one-half (2 1⁄2) months following the end of the fiscal year in which the applicable Performance Period ends.

9. No Right to Continued Employment.

Nothing in the VCIP or in any Bonus opportunity granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the VCIP or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

10. Withholding Taxes.

Where a Participant is entitled to receive a payment hereunder, the Company shall have the right either to deduct from the payment, or to require the Participant to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements.

11. Amendment and Termination of the VCIP.

The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the VCIP in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant to receive any Bonus following the date the Participant is notified of his or her Bonus opportunity; provided that the adjustment of Performance Goals or the payment of a pro rata Bonus as contemplated herein are expressly permitted.

12. Participant Rights.

No Participant shall have any claim to be granted any Bonus under the VCIP, and there is no obligation for uniformity of treatment for Participants.

13. Governing Law.

The VCIP and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

14. Interpretation.

The VCIP is designed and intended to comply, to the extent applicable, with Section 409A of the Code, and all provisions hereof shall be construed in a manner to so comply.

15. Unfunded Status of Awards.

The VCIP is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to a Bonus opportunity, nothing contained in the VCIP or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

16. Recoupment.

Any Bonus awarded under the VCIP shall be subject to any clawback or recoupment policies of the Company as in effect from time to time, or as otherwise required by law or the rules of the Nasdaq Stock Market.

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